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                                                                   EXHIBIT 10.63

                         [SPACEHAB, INC. LETTERHEAD]

                                                                Letter Agreement
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                                      DRAFT
                                LETTER AGREEMENT

To:               RSC-Energia

Address:          4A Lenin Street
                  Korolev, Moscow Region
                  Russia
                  141070, RSC-Energia

Attn:             A. Derechine
                  Contracts Administrator
                  RSC-Energia


Dear Mr. Y. P. Semenov:

1. Pursuant to this letter agreement ("Letter Agreement") SPACEHAB, Inc. ("SPACEHAB"), agrees to contract with RSC-Energia (hereinafter referred to as "Energia" or "Seller"), to develop flight qualified Unpressurized Cargo Pallets ("UCP") and associated test and support equipment in accordance with the Statement of Work ("SOW") attached hereto as Exhibit A and incorporated herein by this reference.

2. This Letter Agreement is for all activities required to complete a Preliminary Design Review ("PDR") for the UCP (which will be a discreet element of the Initial Integrated Cargo Carrier System ("IICC") being developed by SPACEHAB), as well as for long lead material orders or schedule protection activities that must be accomplished prior to PDR in order to complete the full UCP build program on a schedule to support delivery of the IICC flight hardware inclusive of the UCP to SPACEHAB in June of 1999. It is expected that a full-scale development and production contract ("Production Contract") for the build and delivery of flight qualified UCP hardware will be negotiated and executed no later than 31 December 1997. It is agreed that the following items will be excluded from the Production Contract:

         1)    Transportation of the UCP hardware items
         2)    Travel costs

         It is also agreed that the following items are included in the Production Contract:

         1)    Translation costs
         2)    Customs costs
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                                                                Letter Agreement
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         The parties agree to promptly begin good faith negotiation of the terms of the Production Contract. Energia agrees that the fixed price for the Production Contract, based on the current definition of the UCP (and assuming no special provisions for equity or revenue sharing) shall not exceed $2.4 Million (U.S. Dollars).

3. RSC-Energia shall provide the UCP and the design of the cargo integration on the UCP per SPACEHAB requirements. SPACEHAB has contracted with Daimler-Benz Aerospace ("DASA") of Bremen, Germany, for production of the Keel Yoke Assembly and Engagement Mechanism Assembly, and for integration of the IICC into the Space Shuttle. RSC-Energia is expected to work directly and informally with DASA engineers as required for integration of the UCP into the IICC system. However, all interface specifications, technical direction and contract deliverables under this Letter Agreement shall be dictated solely by SPACEHAB.

4. The fixed price to be paid to Energia for the products and services under this Letter Agreement is $150,000 (U.S. Dollars). This amount is to be paid in three payments. First payment (20% of fixed price) to be paid upon execution of this Letter Agreement. Second payment (30% of fixed price) to be paid upon acceptance by SPACEHAB of the comparative analysis report (deliverable item # 4 of Section 4.1 of the attached
         SOW) due sixty (60) days after execution of this Letter Agreement. The final 50% payment shall be made at successful completion of the PDR (defined as closing out of all PDR review items and actions) fifteen
         (15) days after the PDR milestone. All payments shall be made by wire transfer to the account listed in Exhibit B attached hereto and shall be completed within 30 days of written ratification of completion of the associated payment milestone by the SPACEHAB ICC Program Manager.

5. Reimbursement for Travel Expenses: The fixed price in Section 4 above is for provision of the products and services associated with the attached SOW, with the sole exception of travel costs in support of program reviews, technical interchange meetings and other activities approved in advance by SPACEHAB. SPACEHAB shall reimburse RSC-Energia for actual pre-approved transportation and hotel expenses, and on a per diem basis for meals and other expenses. The per diem allowance shall be at the rate of $58 per day.

6. Period of performance: From date of execution of this Letter Agreement through 31 December 1997.

7. Technical Direction: Seller shall accept technical direction from one of the following SPACEHAB individuals only:

            Prime Contact - Pete Gadsby, ICC Program Manager
            Alternate Contact - Clark Thompson, Director, Product Development

8. Provisions for Execution: Seller and SPACEHAB shall execute two (2) copies of this Letter Agreement in English and two (2) copies in Russian, one original in each language for each party.

9.       Intellectual Property Rights: All worldwide Intellectual Property rights (including but not limited to patents, copyrights, trademarks, service marks and trade secrets) created under
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                                                                Letter Agreement
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         this Letter Agreement and the Production Contract shall be the sole property of SPACEHAB. Energia agrees to reasonably assist SPACEHAB in securing such rights through patent, copyright and tradename applications in various worldwide jurisdictions. All Intellectual Property utilized in the performance of this Letter Agreement or the subsequent Production Contract shall remain the exclusive property of the party(s) who had the rights in the IP prior to this Letter Agreement.

10. Confidentiality: Per the Nondisclosure Agreement between the parties dated December 23, 1996, which terms and conditions are incorporated herein by this reference.

11. Document Translation: All textual documents provided by the Seller shall be in English. Graphical documents (drawings) may be provided in Russian. Any textual document, fax, or letter, five (5) pages or less in size, may be exchanged in native language.

12. Local transportation, meeting facilities, and interpreter services shall be provided by the host party. SPACEHAB will provide ground transportation (to and from DASA) for Energia personnel while jointly at DASA's facilities for business meetings.

13. All provisions herein and performance hereunder shall be governed by the laws of the Commonwealth of Virginia.

14. Any and all disputes hereunder shall be resolved by arbitration in the Washington, D.C. metropolitan area pursuant to the arbitration rules of the International Chamber of Commerce. The parties hereby agree that any arbitration findings hereunder may be enforced in any U.S. Federal Court in Washington D.C. or Virginia and the parties hereby consent to the jurisdiction of such courts for such purpose.


SPACEHAB, INC.                               RSC-ENERGIA

By:                                          By:
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Typed Name: Nelda Wilbanks                   Typed Name:
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Title       Contracts Administrator          Title:
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Date:                                        Date:
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